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                                                                Sub-Item 77Q1(a)

                                   CERTIFICATE

The undersigned hereby certifies that he is the Secretary of Invesco California Insured Municipal Income Trust, an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, and that annexed hereto is an Amendment to the Declaration of Trust of the Trust adopted by the Trustees of the Trust on September 13, 2011 as provided in Section 8.3 of the Declaration of Trust, said Amendment to take effect on January 23, 2012, and does hereby further certify that such Amendment has not been amended and is on the date hereof in full force and effect.

Dated this 23rd day of December 2011

                                          /s/John M. Zerr
                                         ----------------------------------
                                         Name:  John M. Zerr
                                         Secretary

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                                    AMENDMENT

                             Dated December 23, 2011

                        To be Effective January 23, 2012

                                       TO

                INVESCO CALIFORNIA INSURED MUNICIPAL INCOME TRUST

                              DECLARATION OF TRUST

                                      DATED

                                October 30, 1992

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Dated December 23, 2011

To be Effective January 23, 2012

                      AMENDMENT TO DECLARATION OF TRUST OF
                INVESCO CALIFORNIA INSURED MUNICIPAL INCOME TRUST

            WHEREAS, Invesco California Insured Municipal Income Trust (the "Trust") was established by the Declaration of Trust dated October 30, 1992, as amended from time to time (the "Declaration") under the laws of the Commonwealth of Massachusetts;

            WHEREAS, Section 8.3 of the Declaration provides that the Trustees may amend the Declaration without the vote or consent of Shareholders to change the name of the Trust;

            WHEREAS, the Trustees of the Trust have deemed it advisable to change the name of the Trust to "Invesco California Municipal Income Trust";

            NOW THEREFORE,

1. Section 1.1 of Article I of the Declaration is hereby amended so that such Section shall read in its entirety as follows

      Section 1.1. Name. The name of the Trust created hereby is the Invesco California Municipal Income Trust and so far as may be practicable the Trustees shall conduct the Trust's activities, execute all documents and sue or be sued under that name, which name (and the word "Trust" whenever herein used) shall refer to the Trustees as Trustees, and not as individuals, or personally, and shall not refer to the officers, agents, employees or Shareholders of the Trust. Should the Trustees determine that the use of such name is not advisable, they may use such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name.

2. Subsection (r) of Section 1.2 of Article I of the Declaration is hereby amended so that such Subsection shall read in its entirety as follows:

      Section 1.2. Definitions . . .

            (r) "Trust" means the Invesco California Municipal Income Trust.

3. All capitalized terms are used herein as defined in the Declaration unless otherwise defined herein. All references in the Declaration to "this Declaration" shall mean the Declaration as amended by this Amendment.

4. The Trustees of the Trust hereby reaffirm the Declaration as amended in all respects.

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5. The undersigned hereby certify that this instrument has been duly adopted in accordance with the provisions of the Declaration.

6. This amendment may be executed in more than one counterpart each of which shall be deemed an original, but all of which together shall constitute one and the same document.